EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) executed as of the ___ day of __________, 2006, by and between Science Dynamics Corporation, a Delaware corporation (“Employer”) and Michael Ricciardi (“Employee”) an individual resident of Virginia.

WITNESSETH:

WHEREAS, the Employee will be the Chief Operating Officer of the Employer and the Employer and the Employee shall each benefit in a significant way if the Employer retains or continues to retain the services of the Employee for the future and accordingly the parties hereto have determined it to be in their mutual best interest to enter into this Employment Agreement; and

NOW, THEREFORE, in consideration of the covenants and conditions hereinafter stated, and intending to be legally bound, the parties hereto agree as follows:

1. Employment: The Employer hereby employs the Employee and the Employee hereby accepts employment upon the terms and conditions set forth herein.

2. Term: Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin on the date set forth above and shall continue for a period of three (3) year unless sooner terminated as herein provided. Thereafter, this Agreement shall automatically renew from year to year unless terminated as provided herein.

3. Compensation:

a. Base Salary: For services rendered by the Employee under this Agreement, the Employer shall pay to the Employee a base salary at the rate of $165,000.00 per year, payable in bi-monthly installments or more frequently according to the policies of the Employer. Said salary is subject to annual upward adjustments as approved by the Board of Directors or the President of Employer. Such salary, as increased from time to time, shall be referred to herein as the "Base Salary")

b. Bonuses: Employee will be eligible to receive an annual bonus, in an amount not less than thirty percent (30%) of the then current Base Salary, if established revenue and personal goals set by Employer's Board of Directors or President prior to the commencement of each fiscal year, are achieved by the Employee and Employer during the applicable fiscal year. If earned in full, or if Employer fails to establish such goals, not due to the fault of the Employee, prior to the commencement of the fiscal year, Employer shall pay Employee the bonus in full within thirty (30) days of the end of the applicable fiscal year. Such bonus shall be pro rated for any partial Employer fiscal year this Agreement is in effect.

c. Expenses: In addition to Base Salary and bonuses, the Employer shall reimburse the Employee for all necessary business expenses incurred by him in the performance of his duties in accordance with the Employer's expense reimbursement policies. As required by Employer's expense reimbursement policies, the Employee shall submit to the Employer written itemized expense accountings and such additional substantiation and justification as the Employer may reasonably request.

d. Other Employee Benefits. The Employee shall be provided with such other benefits as are made available to other Employees of the Employer, including but not limited to, medical and permanent disability insurance.

e. Equity Compensation. Employee shall be granted an incentive stock option (the "Option") to purchase one million, two hundred fifty thousand (1,250,000) shares of Employer Common Stock at a price of six cents ($0.06) per share, pursuant to Employer's Equity Incentive Plan (the "Plan"). The Options will have a ten (10) year term. The shares governed by the Option shall vest annually in one third (1/3) increments over a three-year period; provided that vesting shall accelerate if (i) the Employee is terminated without Cause (as defined in Section 10(a) below) or without Good Reason (as defined in Section 10(b) below) or (ii) upon a Change of Control of Employer or Ricciardi Technologies, Inc. (“RTI”).

For purposes of this Agreement, "Change of Control" of Employer or RTI means: (1) the closing of a sale or other conveyance of all or substantially all of the assets of RTI or Employer; or (2) the closing of a sale or other conveyance of all or substantially all of the outstanding securities of RTI or Employer (including by merger, share exchange, consolidation, or other business combination involving the RTI or Employer, as the case may be).

4. Duties: Extent of Services: The Employee is engaged the position of Chief Operating Officer and shall perform such duties as are customarily associated with such title, consistent with the Bylaws of Employer and as required by the Employer's Board of Directors and President. The Employee shall report to the President of Employer. The Employee shall devote substantially all of his business time and attention (except for vacation periods as set forth herein and reasonable periods of illness and other incapacities as permitted by Employer's general employment policies), and best efforts, to the performance of the duties described hereunder. The Employee acknowledges that the discharge of the duties of the Employee may require the Employee to work, from time to time, at reasonable hours on weekends or evenings and accordingly the Employee agrees not to undertake any part time work responsibilities without the prior written approval of the Employer and the Employee agrees that this is a reasonable restriction.

5. Working Facilities: The Employee shall be furnished with appropriate working facilities and tools necessary for the proper performance of his duties.

6. Special Covenants Regarding Work Product and Intellectual Property.

In consideration of the salary or wages received by the Employee and as a condition upon, and part of the consideration for, the employment or continued employment of the Employee, but without limitation upon the Employer’s right to terminate the Employee’s employment, the Employee hereby assigns and transfers to the Employer, and agrees that the Employer shall be the owner of all inventions, discoveries, drawings, computer software, algorithms, improvements and devices heretofore or hereafter conceived, including intellectual property rights such as patents and copyrights (hereinafter referred to as ~~‘~~"work product”) developed or made by the Employee, either alone or with others, in whole or in part during the Employee’s employment by the Employer, which are useful in, or related to the Employer’s business or which relate to, or are conceived, developed or made in the course of, the Employee’s employment or which are developed or made from such employment. The Employer shall have the right to use work product as described hereinabove, whether original or derivative, in any manner whatsoever, and the Employee acknowledges that all work product described hereinabove shall be considered as ~~‘~~"work made for hire” belonging to the Employer.

b. The Employee hereby agrees to disclose promptly and in writing to any officers or representatives designated by the Employer all work product heretofore or hereafter conceived or made by the Employee alone or with others during the Employee’s employment to which the Employer is entitled as above provided and agrees not to disclose such work product except as required by his employment, without the express consent of the Employer. The Employee further agrees that during his employment by the Employer and at any time thereafter, he will, upon the reasonable request of the Employer, execute proper assignments to the Employer of any and all such work product to which the Employer is entitled as above provided, and will execute all papers and perform all other lawful acts which the Employer may deem necessary or advisable for the preparation, prosecution, procurement and maintenance of trademark, copyright and/or patent applications and trademarks, copyrights and/or patents of the United States of America and foreign countries for such work product to which the Employer is entitled as above provided, and will execute any and all proper documents as shall be required or necessary to vest title in the Employer to such work product and all trademark, copyright, and patent applications and trademarks, copyrights and patents pertaining thereto. It is understood that all expenses in connection with such trademarks, copyrights, and patents and all applications related thereto shall be borne by the Employer, but the Employer shall he under no obligation to protect by trademark, copyright, patent, or otherwise any such work product except at its own discretion and to such extent as the Employer shall deem desirable.

c. Notwithstanding the foregoing, the provisions of this Agreement do not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Employer was used and which was developed entirely on the Employee’s own time, unless (a) the invention is useful in, or relates to (i) the Employer’s business or relates to, or is conceived, developed or made in the course of, the Employee’s employment, or (ii) to the Employer’s actual or demonstrably anticipated research or development, or (b) the invention or rendering results from any work performed by the Employee for the Employer.

7. Restrictive Covenants/Protection of Propriety Information:

a. The parties hereto recognize that the Employee’s knowledge and skill are a material factor in inducing the Employer to enter into this Agreement. Further, in the course of his employment, and because of the nature of his responsibilities, the Employee will acquire valuable and confidential information and trade secrets with regard to the Employer’s business operation, including, but not limited to, the Employer’s existing and contemplated services and products, documentation, technical data, business and financial methods’ and practices, plans, pricing, lists of the Employer’s customers and prospective customers, methods of obtaining customers, financial and operational data of the Employer’s present and prospective customers, and the particular business requirements of the Employer’s present and prospective customers. In addition, the Employee may develop on behalf of the Employer, a personal acquaintance with some of the Employer’s customers and prospective customers. As a consequence, the Employee will occupy a position of trust and confidence with respect to the Employer’s affairs and its services. In view of the foregoing, and in consideration of the remuneration paid and to be paid to the Employee, the Employee agrees that it is reasonable and necessary for the protection of the good will and business of the Employer that the Employee make the covenants contained in subparagraphs b., c., and d. below regarding the conduct of the Employee during and after his employment relationship with the Employer, and that the Employer will suffer irreparable injury if Employee engages in conduct prohibited thereby.

b. The Employee covenants and agrees that during the period of the Employee’s employment with the Employer, and upon termination of Employee's employment by Employee voluntarily and without Good Reason or by Employer with Cause, continuing two (2) years from the date of such termination (the “Non-Compete Period’), he will not directly or indirectly, as principal, agent, owner, joint venture, investor, employee, or consultant, engage in any business activity which is (i) in competition with the Employer, (ii) in the same market as the products or services of the Employer, (iii) involving the same types of products or services as the Employer anywhere in the United States of America (the “Non-Compete Zone”). The Employee agrees that the above restriction is reasonable and will not prohibit the Employee from obtaining employment at the date of termination of this Agreement.

c. The Employee further covenants and agrees that during the Non-Compete Period, he~~/she~~ shall not, directly or indirectly, (i) induce or attempt to induce, or aid others in inducing, an employee of the Employer or its wholly-owned subsidiaries to leave the employ of the Employer or its wholly-owned subsidiaries, or in any way interfere with the relationship between the Employer or its wholly-owned subsidiaries and an employee thereof, or (ii) in any way interfere with the relationship between the Employer or its wholly-owned subsidiaries and any customer, supplier, licensee or other business relation of the Employer or its wholly-owned subsidiaries.

d. The Employee agrees that any and all of the Employer’s confidential and proprietary information shall be and shall remain the sole and exclusive property of the Employer. While in the employ of the Employer, or at any time thereafter, the Employee will not, without the express written consent of the Employer, directly or indirectly, communicate or divulge to or use for the benefit of himself or any other person, firm, association or corporation, any of the Employer’s trade secrets or confidential information, including, by way of illustration and not by way of exclusion, the matters contained in subparagraph (a) above, or which were communicated to or otherwise learned of or acquired by the Employee in the course of his or her employment with the Employer, except that Employee may disclose such matters to the extent that (i) the information is or becomes generally publicly known, by means other than through unauthorized disclosure by the Employee; (ii) the information was approved for release by written authorization by Employer; or (iii) the information is required to be disclosed by a judicial or governmental authority or agency, provided the Employee first gives Employer not less than ten (10) days prior written notice of such anticipated disclosure.

8. Vacation: Employee shall be entitled to receive up to 3 weeks of paid vacation and ten (10) sick days in addition to paid holidays during each year of this Agreement while employed full time. The vacation shall be taken at such time or times as will not unreasonably hinder or interfere with the Employee’s representation of the Employer’s customers or the business or operations of the Employer. If Employee does not choose to use of all their accrued time-off during a given year, up to 2 weeks of vacation (e.g., 80 hours) can be rolled into the next year.

9. Disability: The Employee’s disability and/or sick leave shall be covered by the usual and customary policies and procedures of the Employer.

10. Termination:

a. With Cause or without Good Reason: The Employer may, at any time, terminate this Agreement with Cause. The Employee may voluntarily terminate this Agreement with two weeks prior notice to Employer, without Good Reason (as defined in Section 10(a) below) and, in such event, the Employee, if requested by the Employer, shall continue to render his services and shall be paid his Base Salary.

For purposes of this Agreement, "Cause" means the occurrence of any of the following events with respect to the Employee:

i.  conviction of, or plea or nolo contendere to, a felony or other crime involving moral turpitude;
ii.  fraud on or misappropriation of any funds or property of Employer or any of its wholly-owned subsidiary, customer or vendor of Employer or any of its wholly-owned subsidiary;

iii.  personal dishonesty, willful misconduct, or breach of fiduciary duty against Employer or any of its wholly-owned subsidiary which involves personal profit;

iv.  material breach of any provision of this Agreement, as determined by Employer's Board of Directors; or

v.  refusal to substantially perform the Employee's written and known duties (excluding death and disability of the Employee); provided, however, that

vi.  in the case of clauses (iv) and (v), it shall not constitute Cause unless Employer, shall have provided Employee with written notice of its alleged actions constituting Cause (which notice shall specify in reasonable detail the particulars of such Cause) and Employee has not cured any such alleged Cause or substantially commenced its effort to cure such breach within thirty (30) days of Employee's receipt of such written notice.

If the Employee’s employment is terminated with Cause by Employer or without Good Reason by the Employee, Employer shall promptly pay to Employee all accrued Base Salary through the date of termination and any other amounts payable to Employee through the date of termination pursuant to any other compensation plans, programs, or this Agreement.

b. With Good Reason or Without Cause. The Employee may terminate this Agreement with Good Reason or the Employer may terminate this Agreement without Cause and the Employer shall (A) pay to Employee all accrued Base Salary though such employment termination date and any other amounts payable to Employee through the date of termination pursuant to any other compensation plans, programs, or this Agreement; (B) continue to pay the full Base Salary in effect on such termination date for the remaining portion of the three-year term of this Agreement with such Base Salary to be paid in the same manner as set forth in Section 3(a) above; (B) continue for the remaining portion of such three-year term, any benefits to which Employee is entitled, subject to the terms of any such benefit plan, policy or program in effect on the date of such termination (or pay the Employee the equivalent monetary value of such benefits to the extent such plans cannot be continued).

For the purposes of this Agreement, "Good Reason" means any one of the following: (a) the Employer's material breach of any provision of this Agreement; (b) any material adverse change in the Employee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by Employer made without the Employee's permission (other than a change due to the Employee's permanent disability or as an accommodation under the Americans With Disabilities Act) or (c) Employer requiring relocation of Employee more than twenty-five (25) miles from Manassas, Virginia without Employee's consent; provided, however, that it shall not constitute Good Reason unless the Employee shall have provided the Employer with written notice of its alleged actions constituting Good Reason (which notice shall specify in reasonable detail the particulars of such Good Reason) and the Employer or Purchaser, as the case may be, has not cured any such alleged Good Reason or substantially commenced its effort to cure such breach within thirty (30) days of the Employer's receipt of such written notice.

11. Warranties of Employee: As a material consideration in the employment of the Employee, the Employee hereby confirms representations previously made to the Employer that he is free to enter into this employment arrangement with the Employer and hereby warrants that the obligations contained herein do not conflict with any other Agreement with any previous employer or independent contracting party.

12. Remedies:

(a) In the event of a breach or threatened breach of this Agreement by the Employee, the Employer shall be entitled, in addition to all other remedies otherwise available to the Employer, to an injunction, enjoining and restraining such breach or threatened or intended breach, and the Employee hereby consents to the issuance thereof forthwith in any court of competent jurisdiction without proof of specific damages.

(b) In the event that either party shall enforce any part of this Agreement through legal proceedings and the other shall have been in default hereof, such defaulting party agrees to pay to no defaulting party any costs and attorneys fees reasonably incurred in connection therewith.

13. Indemnification:

(a) Employer shall indemnify Employee to the fullest extent permitted by law, notwithstanding if such indemnification is not specifically authorized in Employer's Certificate of Incorporation and/or Bylaws, as applicable, if Employee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Employee in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other (hereinafter a “Claim”) by reason of (or arising in part out of) any event or occurrence related to the fact that Employee is or was a director, officer, employee, agent or fiduciary of Employer, or any subsidiary of Employer, or is or was serving at the request of Employer as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Employee while serving in such capacity (hereinafter an “Indemnifiable Event”) against any and all reasonable expenses (including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in, any such action, suit, proceeding, alternative dispute resolution mechanism, hearing, inquiry or investigation), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by Employer, which approval shall not be unreasonably withheld) of such Claim and any federal, state, local or foreign taxes imposed on Employee as a result of the actual or deemed receipt of any payments under this Section 13 (collectively, hereinafter “Expenses”), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses. Employer shall advance all Expenses incurred by Employee. Such payment of Expenses shall be made by Employer as soon as practicable but in any event no later than thirty days after written demand by Employee (setting forth in reasonable detail expense incurred) therefor is presented to Employer.

(b) While Employee is employed by Employer and for four (4) years thereafter, Employer's Certificate of Incorporation and/or Bylaws, as applicable, shall provide that the liability of the Employer's officers for monetary damages shall be eliminated to the fullest extent under applicable law.

(c) While Employee is employed by Employer and for four (4) years thereafter, Employer shall maintain director and officer liability insurance with coverage (1) in respect of all periods when Employee was employed by Employer and (2) in amount and scope customary for companies similarly situated to Employer.

14. Cumulative Rights: All of the rights and remedies of the parties hereto shall be cumulative with, and in addition to, any other rights, remedies or causes of action allowed by law and shall not exclude any other rights or remedies available to either of the parties hereto.

15. Notices: Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail, return receipt requested, to his residence in the case of the Employee, or to the principal office in the case of the Employer.

16. Waiver of Breach: The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such party.

17. Governing Law: The validity of this Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties shall be governed by the laws of the Commonwealth of Virginia (without regard to the conflicts of law principles thereof).

18. Severability: In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and shall continue in full force and effect.

19.  Assignment: The rights and obligations of the Employee under this Agreement are not assignable. The rights and obligations of the Employer under this Agreement inure to the benefit and shall be binding upon the successors and assigns of the Employer.

20. Survival Provisions: The provisions of this Agreement set forth in paragraphs 6, 7, 11 and 13 hereof, and the Employee’s representations and warranties contained herein, shall survive termination of employment.

21. Entire Agreement: This instrument contains the entire agreement of the parties with respect to employment of the Employee. It may not be changed orally, but only by agreement in writing, signed by the party against whom enforcement of any such waiver, change, modification, extension or discharge is sought.

22. Advice of Counsel and Construction. The parties acknowledge that this Agreement was drafted by counsel to the Employer who represented its interests and not the Employee. All parties to this Agreement have been represented by counsel or have had the opportunity to be so represented. Accordingly the rule of construction of contract language against the drafting party is hereby waived by all parties.

{Signature page follows.}

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

EMPLOYER: SCIENCE DYNAMICS CORPORATION a Delaware Corporation

Paul Burgess, President

EMPLOYEE:

Michael Ricciardi

{Signature page to Employment Agreement}